Exhibit 10.2

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (this “Agreement”), dated as of November 12, 2009, is made by and between Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), Behringer Harvard Holdings, LLC, a Delaware limited liability company (“BHH”), and Robert M. Behringer, an individual (the “RMB”).

R E C I T A L S

A.            WHEREAS, the Company, through its indirect, wholly-owned subsidiary, Behringer Harvard Operating Partnership I LP, a Texas limited partnership (“Behringer OP”), is the owner of all of the undivided tenant-in-common interests (the “Interests”) in an office building located in Bloomington, Minnesota (“Minnesota Center”) as a result of the transactions described below;

B.            WHEREAS, 85.5324% of Interests were initially held by Behringer Harvard Minnesota Center TIC I, LLC (“TIC I”), a Delaware limited liability company formed by BHH, which in turn is controlled by RMB, and TIC I offered and sold those Interests to third parties not related to the Company, BHH or their subsidiaries (the “TIC Holders”);

C.            WHEREAS, 14.4676% of the Interests are held by Behringer Harvard TIC II, LLC (“TIC II”), a Delaware limited liability company and wholly owned subsidiary of Behringer OP;

D.            WHEREAS, each of the TIC Holders and TIC II became a “Borrower” (as defined in the Greenwich Loan Agreement) under a loan agreement by and among the TIC Holders, TIC II and Greenwich Capital Financial Products, Inc., dated as of October 15, 2003, as amended on April 26, 2006 (the “Greenwich Loan Agreement”);

E.             WHEREAS, in connection with the Greenwich Loan Agreement, each of BHH and RMB agreed to guaranty certain obligations of the Borrowers under certain conditions pursuant to the Guaranty of Recourse Obligations made by BHH and RMB in favor of Greenwich Capital Financial Products, dated as of October 15, 2003 (the “Guaranty Agreement”), under the Greenwich Loan Agreement (the “Guaranty”);

F.             WHEREAS, the Company, through Behringer OP, subsequently purchased all of the Interests owned by TIC Holders;

G.            WHEREAS, in connection with the purchase of the outstanding Interests from the TIC Holders, Behringer OP agreed to indemnify the TIC Holders for any losses or liability they incurred in connection with or under the Greenwich Loan Agreement as a result of also being a Borrower;

H.            WHEREAS, the Company’s board of directors acknowledges and agrees that BHH and RMB agreed to enter into the Guaranty Agreement as an accommodation to all of the TIC Holders and Borrowers, including TIC II;

I.              WHEREAS, the Company, through Behringer OP, controls all decisions relating to all of the obligations arising under the Greenwich Loan Agreement; and

J.             WHEREAS, consistent with its obligation to directors and officers and the Company’s advisor and in consideration of BHH’s and RMB’s continued service to the Company, the Company is desirous of reimbursing BHH and RMB should each of them or either of them incur liabilities, costs or expenses each of them may incur under the Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants and conditions hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Incorporation of Recitals. The recitals set forth above are hereby incorporated and made a part of this Agreement.

2.             Company Reimbursement. Subject to the terms and conditions contained herein, the Company shall reimburse BHH and RMB, or either of them, and each of them, for any “Guaranteed Obligations,” that either or each of them becomes obligated or liable for under the Guaranty Agreement.  For purposes of this Agreement, “Guaranteed Obligations” shall have the meaning ascribed to the term in the Guaranty Agreement.

3.             Reimbursement Notice.  Any request for reimbursement shall be made in writing by the party seeking reimbursement and delivered to the Company (a “Reimbursement Notice”).  The Reimbursement Notice shall include a detailed and itemized list of all Guaranteed Obligations for which BHH and RMB, or either of them, have become obligated or incurred liability, including costs arising therefrom such as the reasonable fees and costs of counsel.

4.             Company Response.  The Company shall either object or pay all amounts set forth in the Reimbursement Notice within ten (10) business days of receipt by check paid to the order of, or wire transfer to the account of, BHH or RMB, as applicable.  If the Company objects, it shall deliver notice to BHH or RMB, as applicable, of the objection within fifteen (15) days of receiving the Reimbursement Notice detailing the reasons for its objection (the “Objection Notice”); provided, however, that the Company may not object to any amounts which constitute Guaranteed Obligations; provided further that, the Objection Notice, to be timely, shall be accompanied by a check or wire transfer for amounts not in dispute including any portion of the Reimbursement Notice that seeks reimbursement for Guaranteed Obligations.

5.             Notices. All notices or other communications required or permitted to be given or delivered hereunder shall be deemed to have been properly given or delivered to the following address: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided the deposit occurs prior to the deadline imposed by the overnight courier; or (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and the notice is sent by an additional method provided hereunder, in each case above provided the notice or other communication is addressed to the intended recipient thereof as set forth below.

Company:	Behringer Harvard REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, TX 75001
Attn: Chief Legal Officer
	Telephone:	(214) 655-1600
	Facsimile:	(214) 655-1610

BHH or RMB:	Robert M. Behringer
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Telephone:	(214) 655-1600
	Facsimile:	(214) 655-1610

6.             Counterparts. This Agreement may be executed in one or more counterparts, all or which taken together shall constitute one and the same agreement, and shall become effective when the counterparts have been signed by each party hereto and delivered to the other parties hereto.

7.             Jurisdiction and Venue. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.  Venue for any action arising herefrom shall be in Dallas, Dallas County, Texas, and the parties hereto submit themselves to the jurisdiction of the state and federal courts of Dallas, Dallas County, Texas.

8.             Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

9.             Headings. The descriptive headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.           Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

11.           Successor and Assigns. All references herein to the Company or Indemnitee hereunder shall be deemed to include all successors and assigns of the Company or the Indemnitee, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert S. Aisner
Name:	Robert S. Aisner
Its:	Chief Executive Officer and President

BEHRINGER HARVARD HOLDINGS, LLC

By:	/s/ Robert M. Behringer
Name:	Robert M. Behringer
Its:	Chief Executive Officer

By:	/s/ Robert M. Behringer
Robert M. Behringer, Individually